                                                                    EXHIBIT 2.1













                            ASSET PURCHASE AGREEMENT


                                     AMONG



                  FIDELITY INVESTMENTS INSTITUTIONAL SERVICES
                                 COMPANY, INC.,
                                   as Buyer,


                                      AND


                BROADWAY & SEYMOUR, INC., BANCCORP SYSTEMS, INC.
                        HEEBINK GROUP, INCORPORATED, and
                    NATIONAL SYSTEMS GROUP, INC., as Sellers


                                 April 10, 1996

                               TABLE OF CONTENTS

1.   Defined Terms.....................................................    1

2.   Acquisition of Assets by Buyer....................................    1
           2.1.         Purchase and Sale of Assets....................    1
           2.2.         Excluded Assets................................    3
           2.3.         Assumption of Liabilities......................    3
           2.4.         Liabilities Not Assumed........................    3
           2.5.         Purchase Price.................................    4
           2.6.         Adjustment of Purchase Price...................    5
           2.7.         The Closing....................................    5
           2.8.         Deliveries at the Closing......................    5
           2.9.         Allocation of Purchase Price...................    5

3.   Representations and Warranties of the Sellers.....................    6
           3.1.         Organization of the Sellers....................    6
           3.2.         Authorization of Transaction...................    6
           3.3.         Noncontravention...............................    6
           3.4.         Brokers' Fees..................................    7
           3.5.         Title to Assets................................    7
           3.6.         All Assets Necessary to Conduct Business.......    7
           3.7.         Subsidiaries...................................    7
           3.8.         Financial Statements...........................    7
           3.9.         Absence of Changes.............................    8
           3.10.        Absence of Undisclosed Liabilities.............    9
           3.11.        Legal and Other Compliance.....................    9
           3.12.        Taxes..........................................    9
           3.13.        Property, Plant and Equipment..................   10
           3.14.        Intellectual Property..........................   12
           3.15.        Contracts......................................   15
                        3.15.1   General...............................   15
                        3.15.2   Tier One Customers....................   15
                        3.15.3   Proposals.............................   15
           3.16.        Notes and Accounts Receivable..................   16
           3.17.        Powers of Attorney.............................   16
           3.18.        Insurance and Risk Management..................   16
           3.19.        Litigation.....................................   16
           3.20.        Employees......................................   16
           3.21.        Employee Benefits..............................   17
           3.22.        Environment, Health, and Safety................   17
           3.23.        Affiliated Transactions........................   18


           3.24.        Government Contracts...........................   19
           3.25.        No Illegal Payments............................   19
           3.26.        Consents.......................................   19
           3.27.        Disclosure.....................................   19

4.   Representations and Warranties of the Buyer.......................   19
           4.1.         Organization of the Buyer......................   20
           4.2.         Authority for Agreement........................   20
           4.3.         Noncontravention...............................   20
           4.4.         Brokers' Fees..................................   20

5.   Covenants.........................................................   20
           5.1.         General........................................   20
           5.2.         Hart-Scott-Rodino Act..........................   21
           5.3.         Notice of Developments.........................   21
           5.4.         Sellers' Covenants.............................   21
                        5.4.1.  Operation of Business..................   21
                        5.4.2.  Preservation of Business...............   21
                        5.4.3.  Full Access............................   21
                        5.4.4.  Exclusivity............................   21
                        5.4.5.  Employee Matters.......................   22
                        5.4.6.  Reports................................   22
                        5.4.7.  Certain Information....................   22
                        5.4.8.  Royalty Payments.......................   23
           5.5.         Buyer's Covenants..............................   23
                        5.5.1.  Employee Matters.......................   23
                        5.5.2.  Revenue Trailer........................   23
                        5.5.3.  Full Access............................   23
                        5.5.4.  Assurances.............................   23

6.   Conditions to Obligation to Close.................................   23
           6.1.         Conditions to Obligation of the Buyer..........   23
           6.2.         Conditions to Obligations of the Sellers.......   25

7.   Covenants after the Closing.......................................   26
           7.1.         Mutual Non-Solicitation of Employees...........   26
           7.2.         Non-Competition Agreements.....................   26
           7.3.         Confidentiality................................   27

8.   Indemnification...................................................   27
           8.1.         Survival of Representations and Warranties.....   27
           8.2.         Indemnity by the Sellers.......................   28


           8.3.         Indemnity by Buyer.............................   28
           8.4.         Matters Involving Third Parties................   28

9.   Termination.......................................................   31
           9.1.         Termination of Agreement.......................   31
           9.2.         Effect of Termination..........................   31

10.  Definitions.......................................................   31

11.  Miscellaneous.....................................................   38
           11.1.        Press Releases and Public Announcements........   38
           11.2.        No Third Party Beneficiaries...................   38
           11.3.        Entire Agreement...............................   38
           11.4.        Succession and Assignment......................   38
           11.5.        Counterparts...................................   39
           11.6.        Headings.......................................   39
           11.7.        Notices........................................   39
           11.8.        Further Assurances; Consents...................   40
           11.9.        Governing Law..................................   41
           11.10.       Amendments and Waivers.........................   41
           11.11.       Severability...................................   41
           11.12.       Expenses.......................................   41
           11.13.       Construction...................................   41
           11.14.       Incorporation of Exhibits and Schedules........   41
           11.15.       Specific Performance...........................   42

                                    EXHIBITS


A    -  Assignment and Assumption Agreement

B    -  [OMITTED]

C    -  AMSG Statement

D-1  -  Transition Services and Support Agreement

D-2  -  Termination of Alliance Agreement

D-3  -  Temporary Professional Services Agreement

E    -  License and Services Agreement



                                   SCHEDULES



Schedule 2.1       -   (a)  Furniture, fixture and leasehold improvements
                   -   (b)  Leases
                   -   (c)  Permits
                   -   (d)  Intellectual Property
                   -   (f)  Contracts
                   -   (g)  Software
                   -   (h)  AMSG Software

Schedule 2.2       -  Excluded Assets

Schedule 2.3       -  Assumed Liabilities

Schedule 2.6       -  True-up Procedures

Schedule 3         -  Disclosure Schedule -- Exceptions to Representations and
                      Warranties and Tier One Customer Profile Summaries

Schedule 5.5.2     -  Revenue Trailer

Schedule 10.1      -  Master Documentation and Test Tables for Amtrust
                      and AssetManager

Schedule 10.2      -  Tier One Customers


Schedule 10.3      -  Amtrust Software

Schedule 10.4      -  Asset Manager Software

Schedule 10.5      -  Trust Processor Software

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into on April 10, 1996 by and among FIDELITY INVESTMENTS INSTITUTIONAL SERVICES COMPANY, INC., a Massachusetts corporation, (the "Buyer"), and BROADWAY & SEYMOUR, INC. ("BSI"), a Delaware corporation, BANCCORP SYSTEMS, INC., a North Carolina corporation ("BancCorp"), HEEBINK GROUP, INCORPORATED, an Ohio corporation ("Heebink"), and NATIONAL SYSTEMS GROUP, INC., a North Carolina corporation doing business as Trust Systems, Inc. ("TSI"). BSI, BancCorp, Heebink and TSI are referred to collectively as the "Sellers" and the Buyer and the Sellers are referred to collectively herein as the "Parties."

     WHEREAS, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, upon the terms and conditions set forth herein, certain assets of BSI and the other Sellers that relate to BSI's Asset Management Services Group ("AMSG") and to the business conducted thereby, and in connection therewith the Buyer will assume certain liabilities relating to the AMSG Business (as hereinafter defined) and BSI will undertake to provide certain support services to Buyer, all as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Defined Terms. Certain capitalized terms are used herein with the meanings provided in Section 10 hereof.

2.    Acquisition of Assets by Buyer.

      2.1.  Purchase and Sale of Assets.

            2.1.1. Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase from Sellers at the Closing for the consideration hereinafter set forth, subject to and upon the terms and conditions contained herein, free and clear of any Lien or other encumbrance of any kind whatsoever, good and marketable title to the following properties and assets (other than the Excluded Assets) of the Sellers (collectively, the "Acquired Assets") at their present locations or such other locations as the Parties may agree:

            2.1.1(a)   All assets of the Sellers relating to the AMSG Business
      reflected on the AMSG Statement and all assets of the Sellers of the same nature as those reflected on the AMSG Statement that are acquired in the Ordinary Course of Business between March 31, 1996 and the Closing, other than any assets reflected on the AMSG Statement which have been disposed of in the Ordinary Course of Business since

      March 31, 1996, all subject to adjustment in accordance with Schedule 2.6 (collectively, the "Balance Sheet Assets"), including without limitation:

                 (i)  all inventory and supplies relating to the AMSG Business;

                 (ii) all accounts receivable, notes receivable and other
            current assets relating to the AMSG Business; and

                 (iii) all furniture, fixtures and leasehold improvements owned by the Sellers relating to the AMSG Business, including without limitation those listed on Schedule 2.1(a);

            2.1.1(b) All rights of the Sellers with respect to leasehold interests relating to the real and personal property used in the AMSG Business including without limitation those listed on Schedule 2.1(b) (the "Leases"); provided, however, that the Parties intend that a leasehold interest in the entire fourth floor of 128 South Tryon Street, Charlotte, North Carolina at the same rental rate as in BSI's current real property lease for those premises (the "New Premises") will be substituted for the space currently occupied by the AMSG Business on the sixteenth floor of that building and that a sublease of the furniture (including all partitions, cubicles, desks and chairs) presently located in the New Premises at the same rental rate as in BSI's current personal property lease for such furniture will be substituted for the comparable lease of furniture on said sixteenth floor;

            2.1.1(c) All rights of the Sellers under all governmental licenses, permits, authorizations, approvals, consents and franchises used in connection with the operation of the AMSG Business or any pending applications relating to any of the foregoing, including without limitation all governmental permits, licenses, authorizations, approvals and consents described in Schedule 2.1(c);

            2.1.1(d) All Intellectual Property used in the operation of the AMSG Business, including without limitation the Intellectual Property described in Schedule 2.1(d) hereto;

            2.1.1(e) All customer, supplier and mailing lists relating to the AMSG Business;

            2.1.1(f) All rights of the Sellers under all the contracts or agreements relating to the AMSG Business including without limitation all rights of Sellers under the contracts and agreements listed on Schedule 2.1(f) (the "Contracts");

            2.1.1(g) All Software owned by the Sellers or licensed to the Sellers, used in the operation of the AMSG Business, including without limitation all Software listed on Schedule 2.1(g);

            2.1.1(h) All AMSG Software, including without limitation that listed in Schedule 2.1(h); and

            2.1.1(i) All other assets of the Sellers of every kind and description, tangible or intangible, pertaining to or used in the AMSG Business (other than the Excluded Assets).

      2.2. Excluded Assets. There shall be excluded from the Acquired Assets to be sold, assigned, transferred, conveyed and delivered to Buyer hereunder, and to the extent in existence on the Closing Date there shall be retained by the Sellers, all assets, properties and rights of BSI and its Subsidiaries listed on Schedule 2.2 (collectively, the "Excluded Assets").

      2.3. Assumption of Liabilities. On the terms and subject to the conditions set forth herein, and subject to adjustment in accordance with
Schedule 2.6, from and after the Closing, the Buyer will assume and satisfy or perform when due only the following Liabilities and obligations of the Sellers (the "Assumed Liabilities") including:

            (a) all Liabilities and obligations of the Sellers under the Leases listed in Schedule 2.1(b) to the extent they relate to the period after the Closing;

            (b) all Liabilities and obligations of the Sellers under the Contracts listed in Schedule 2.1(f) except to the extent inconsistent with the Sellers' representations and warranties in Section 3.15; and

            (c)  all Liabilities and obligations of the Sellers listed on
      Schedule 2.3.

      2.4. Liabilities Not Assumed. The Buyer will not assume or perform any Liabilities or obligations not described in Section 2.3 hereof or, without limiting the generality of the foregoing, any of the following Liabilities and obligations:

            (a) all Liabilities of the Sellers relating to the AMSG Business existing as of the date of the AMSG Statement (rather than in any notes thereto), including all Sellers' costs and expenses in connection with the Agreement reflected thereon;

            (b) all Liabilities of the Sellers relating to the AMSG Business incurred after the date of the AMSG Statement in the Ordinary Course of Business;

            (c) any Liability or obligation of the Sellers or any of the Sellers for income, franchise, transfer, sales, use and other Taxes;

            (d) any Liability of the Sellers for the unpaid Taxes of any Person (other than the Buyer) including Taxes imposed on the Sellers, as a transferee or successor, by contract, or otherwise;

            (e) any Liability of the Sellers for or in respect of any Indebtedness;

            (f) any Liability or obligation of the Sellers to indemnify or compensate any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Sellers or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

            (g) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement, the making or performance of this Agreement and the transactions contemplated hereby;

            (h) any Liability or obligation of BancCorp under the Federated Agreement;

            (i) any Liability or obligation of the Sellers to their employees for wages or benefits, profit-sharing or arising out of any Employee Benefit Plan established or maintained by the Sellers or to which the Sellers contribute or any liability or the termination of any such plan, including without limitation accrued obligations with respect to paid leave, catastrophic leave, tuition allowances, 401(k) loans and employee stock purchase plans or any other Liability of Sellers to any employees relating to compensation or bonuses;

            (j) any Liability or obligation of the Sellers to their contractors and consultants (except as expressly otherwise provided herein); and

            (k) any Liability pertaining to the Sellers or their business and arising out of or resulting from Sellers' noncompliance prior to the Closing Date with any national, regional or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments, or directives, whether legislatively, judicially or administratively promulgated (including, without limitation, any Environmental Liabilities and Costs and Safety Liabilities and Costs whether or not arising out of or resulting from the Sellers' noncompliance with Environmental Laws or Safety Laws).

      2.5. Purchase Price. As consideration for the Acquired Assets, Buyer agrees to pay to the Sellers at the Closing an aggregate amount (the "Purchase Price") equal to the sum of $20,500,000, subject to adjustment as provided in
Section 2.6 hereof, in cash payable by wire transfer to the Sellers. Written wire instructions shall be given to the Buyer by the Sellers at least two business days prior to the Closing.

      2.6. Adjustment of Purchase Price. The Parties agree that at the Closing the Purchase Price shall be calculated and adjusted in accordance with the true-up procedures set forth in Schedule 2.6.

      2.7. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, commencing at 10:00 a.m. eastern time on May 15, 1996 or on such earlier or later date as the Parties may mutually determine, provided, however, that the Closing shall not be later than June 30, 1996 (the "Closing Date").

      2.8. Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer or its nominee the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyer or its nominee (A) the deeds, bills of sale, licenses and other conveyances relating to the transfer of the Acquired Assets, (B) to the extent obtained prior to the Closing, assignments of the Leases and subleases (or delivery of substitute leases), Intellectual Property listed in Schedule 2.1(d) and Contracts (including Intellectual Property transfer documents), together with all required consents thereto, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iii) the Buyer will execute, acknowledge (if appropriate), and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit A; and (iv) the Buyer will deliver the consideration specified in Section 2.5, as adjusted pursuant to Section 2.6.

      Delivery of the Acquired Assets shall be made at such locations as the Buyer shall designate at least ten days prior to the Closing Date. Title to the Acquired Assets shall pass at the location where delivery is made. Simultaneously with such delivery, the Sellers will use their best efforts and take all action as may be necessary to put Buyer in possession and operating control of the Acquired Assets.

      At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer or its nominee, and to confirm Buyer's or Buyer's nominee's title to or interest in the Acquired Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto.

      2.9. Allocation of Purchase Price. The Parties agree that the allocation of the Purchase Price and Assumed Liabilities (and all other capitalized costs) for the Acquired

Assets of the Sellers shall be determined on or before the Closing Date. The Sellers and Buyer shall use such final allocation in all Tax Returns.

3. Representations and Warranties of the Sellers. The Sellers, jointly and severally, represent and warrant to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the Schedule 3 hereto (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered subsections contained in this
      Section 3.

      3.1. Organization of the Sellers. BSI, BancCorp, Heebink and TSI are corporations, duly organized, validly existing, and in good standing under the laws of Delaware, North Carolina, Ohio and North Carolina, respectively.
Copies of the articles or certificate of incorporation and bylaws of each of the Sellers, as amended to date, have been heretofore delivered to Buyer and are accurate and complete. BSI is qualified to do business as a foreign corporation in Massachusetts, North Carolina, Texas and every other jurisdiction in which it is required to be so qualified except for those jurisdictions where the failure to be so qualified will not have a material adverse effect on BSI and its Subsidiaries taken as a whole. Each of the other Sellers is qualified to do business as a foreign corporation in every jurisdiction in which it is required to be so qualified, except for those jurisdictions where the failure to be so qualified will not have a material adverse effect on such other Sellers.

      3.2. Authorization of Transaction. Each of the Sellers has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. No approval by the stockholders of BSI of this Agreement and the transactions contemplated hereby is required by the charter or by-laws of BSI or by applicable corporate law. All corporate and other actions or proceedings to be taken by or on the part of each of the Sellers to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance by each of the Sellers of its obligations hereunder, and the consummation by each of the Sellers of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by each of the Sellers and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and conditions.

      3.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of BSI or its Subsidiaries is subject or any provision of the charter or by-laws of any of BSI or its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract (including the Federated Agreement), lease, license, instrument, or other arrangement to which BSI or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). None of BSI or its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except for the required filings under the Hart-Scott-Rodino Act, which filings will be made promptly after the date hereof.

      3.4. Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, agent or financial advisor with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      3.5. Title to Assets. The Sellers have good and marketable title to, or a valid and subsisting leasehold interest in, and the power to sell the Acquired Assets, free and clear of all Liens and adverse claims of any kind.

      3.6.  All Assets Necessary to Conduct Business.  Except for the
Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible, currently used by the Sellers in the conduct of the AMSG Business as currently conducted.

      3.7. Subsidiaries. BSI holds of record and owns beneficially all of the outstanding shares of each of the other Sellers, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The minute books (containing the records of meetings of stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each Seller are correct and complete in all material respects. None of the Sellers is in default under or in violation of any provision of its charter or bylaws.

      3.8.  Financial Statements.  The Sellers have heretofore delivered
(and, in the case of the 1995 Financial Statements, will deliver on or before April 15, 1996) to the Buyer true, correct and complete copies of the following financial statements (collectively the "Financial Statements") audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended 1993, 1994 and December 31, 1995 (the latter being referred to herein as the "1995 Financial Statements") for BSI and its Subsidiaries. The Financial Statements
(including, with respect to the audited financial statements only, the notes thereto) have been, and the interim financial statement referred in Section
5.4.6 will be, prepared in accordance with GAAP applied on a basis consistent with BSI's past practices throughout the periods covered thereby, present fairly the financial condition of BSI and its Subsidiaries as of such dates and the results of operations of BSI and its Subsidiaries for such periods and are consistent with the books and records of BSI and its Subsidiaries (which books and records are correct and complete in all material respects), except in the case of the interim financial statements for the lack of footnotes and subject to year-end adjustments which consist of normally occurring accruals which will not in the aggregate be material.

      Attached hereto as Exhibit C is the AMSG Statement. The AMSG Statement has been prepared on a basis consistent with the Financial Statements, fairly reflects the carrying value of the material assets used in the AMSG Business (except for the Excluded Assets), and is consistent with the books and records of BSI and its Subsidiaries.

      3.9. Absence of Changes. Since December 31, 1995, there has not been any material adverse change in the business, financial condition, operations or results of operations of the AMSG Business as a segregated division or of BSI and its Subsidiaries as a whole, except as heretofore publicly disclosed. Without limiting the generality of the foregoing, since that date, except as contemplated by this Agreement:

            (a) none of BSI or its Subsidiaries has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (b) none of BSI or its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) except in the Ordinary Course of Business;

            (c) no party has imposed any Lien upon any of the assets, tangible or intangible of BSI and its Subsidiaries;

            (d) none of BSI or its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (e) none of BSI or its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property or the AMSG Software except in the Ordinary Course of Business;

            (f) none of BSI or its Subsidiaries has failed to make payment when due on its outstanding liabilities;

            (g) BSI has not modified or changed the application of GAAP from the manner in which it was applied in the Financial Statements;

            (h) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of BSI or its Subsidiaries; and

            (i) none of BSI or its Subsidiaries has committed to any of the foregoing;

except for such transactions which individually or in the aggregate would not have a material adverse effect on BSI and its Subsidiaries taken as a whole or the Sellers.

      3.10. Absence of Undisclosed Liabilities. None of BSI and its Subsidiaries has any Liability, except for (i) Liabilities set forth on the 1995 Financial Statements (including the notes thereto); (ii) Liabilities which have arisen after the date of the 1995 Financial Statements in the Ordinary Course of Business; (iii) Liabilities arising from the transactions contemplated by this Agreement; (iv) executory obligations under contracts to which BSI or any of its Subsidiaries is a party; (v) Liabilities heretofore publicly disclosed; and (vi) Liabilities which would not have a material adverse effect on the financial condition of BSI and its Subsidiaries, taken as a whole.

      3.11. Legal and Other Compliance. Each of BSI, its Subsidiaries and any of their predecessors is in material compliance with all now applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) the violation of which could have a material adverse effect on BSI, its Subsidiaries or their operations taken as a whole, and no action, suit, proceeding, hearing, demand, or notice nor, to the Knowledge of BSI and its Subsidiaries, any investigation, charge, complaint, or claim, has been filed or commenced against any of them alleging any failure so to comply. Neither the ownership nor use of BSI's and its Subsidiaries' properties nor the conduct of their business as a whole, or the AMSG Business as a separate division thereof, illegally infringes the rights of any other Person or violates, with or without the giving of notice or the passage of time or both will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any of their respective certificates of incorporation or by-laws or license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which BSI or its Subsidiaries is a party or by which any of them may be bound or affected, except for such matters as would not have a material adverse effect on BSI and its Subsidiaries taken as a whole.

      3.12.  Taxes.

             (a)  Each of BSI and the Subsidiaries have filed all Tax
      Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of BSI and the Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither BSI nor any of the Subsidiaries currently are the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of BSI and the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of BSI and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

             (b) BSI and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (c) Neither BSI nor any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed or should have been filed. There is no dispute or claim concerning any Tax Liability of BSI or the Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any of the BSI or its Subsidiaries has Knowledge, or should have had knowledge, based upon contact with any agent of such authority. Paragraph 3.12 of the Disclosure Schedule identifies all Tax Returns that currently are the subject of audit.

             (d) None of BSI and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

             (e) None of BSI and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of BSI and its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was BSI). Neither BSI nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than BSI and its Subsidiaries) under Treas. Reg.
      Section 1.1502-6 (or any provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

      3.13.  Property, Plant and Equipment.

             (a) BSI and its Subsidiaries do not own any real property used in connection with the AMSG Business.

             (b) Schedule 2.1(b) lists and describes all leases of real property and personal property used in connection with the AMSG Business. BSI has delivered to the Buyer correct and complete copies of such leases and subleases which have not been amended or modified since the date thereof. With respect to each lease and sublease listed in such Schedule:

                  (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                  (ii) subject to receiving any necessary consents, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                  (iii) the Sellers are not, and to their knowledge no other party to the lease or sublease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (iv) no party to the lease or sublease has repudiated any provision thereof;

                  (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                  (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                  (vii) none of BSI or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                  (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof as currently operated and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                  (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities as currently operated.

            (c) The Sellers own or lease all machinery, equipment, and other tangible assets, necessary for the conduct of the AMSG Business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable, adequate and sufficient for the purposes for which it presently is used.

      3.14.  Intellectual Property; Software.

             (a) BSI and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property and Software necessary or desirable for the operation of the AMSG Business as presently conducted. Each such item of Intellectual Property and Software owned or used by any of BSI and its Subsidiaries in the AMSG Business immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in Paragraph 3.14(a) of the Disclosure Schedule, BSI and its Subsidiaries have taken all necessary action to maintain and protect (in the United States) each item of Intellectual Property and Software that BSI and its Subsidiaries own.

             (b) BSI and its Subsidiaries own good and marketable title to the AMSG Software and any Intellectual Property embodied therein, free and clear of any Liens or adverse claims of any kind. Each item of AMSG Software owned by any of BSI and its Subsidiaries will be owned and available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Except as disclosed in Paragraph 3.14(b) of the Disclosure Schedule, BSI and its Subsidiaries have taken all necessary action to maintain and protect each item of AMSG Software.

             (c) Except as disclosed in Paragraph 3.14(c) of the Disclosure Schedule, none of BSI and its Subsidiaries has in the conduct of the AMSG Business infringed upon misappropriated or violated any Intellectual Property rights of third parties, and none of BSI and its Subsidiaries and the directors and officers (and employees with responsibility for Intellectual Property matters) of BSI has ever received any charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or violation (including any claim that BSI must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of BSI and its Subsidiaries and the directors and officers (and employees with responsibility for Intellectual Property matters) of BSI and the Subsidiaries, no third party has within the scope of the AMSG Business infringed upon, misappropriated, or violated any Intellectual Property rights of BSI and its Subsidiaries.

             (d) The use of the AMSG Software by the Buyer in its conduct of the AMSG Business will not violate the Intellectual Property rights of any third party. The AMSG Software is free and clear of any claim of third party infringement of any Intellectual Property right, and there are no actions proceeding, pending, or to the best knowledge of Sellers, threatened which claim that the AMSG Software, or any part thereof, infringes upon any Intellectual Property right of any third party.

             (e) Paragraph 3.14(e) of the Disclosure Schedule identifies each patent or registration which has been issued to BSI or the Subsidiaries with respect to any of BSI and its Subsidiaries' Intellectual Property and Software and AMSG Software used in the AMSG Business, identifies each pending patent application or application for registration which the Sellers have made with respect to such Intellectual Property, Software and AMSG Software, and identifies each license, agreement, or other permission which BSI and the Subsidiaries have granted to any third party with respect to such patent or registration (together with any exceptions). BSI has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Paragraph 3.14(e) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of BSI and its Subsidiaries in connection with the AMSG Business. With respect to each item required to be identified in Paragraph 3.14(e) of the Disclosure Schedule:

                  (i) except as disclosed in Paragraph 3.14(e) of the Disclosure Schedule, BSI and its Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;

                  (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (iii)  no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of BSI and its Subsidiaries, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (iv) none of BSI and its Subsidiaries has agreed to indemnify any Person for or against any infringement, misappropriation, or other violation with respect to the item.

            (f) Paragraph 3.14(f) of the Disclosure Schedule identifies each item of Intellectual Property and Software (other than Excluded Assets) that any third party owns and that BSI and its Subsidiaries use in connection with the AMSG Business pursuant to license, sublicense, agreement, or permission. BSI has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property and third party Software required to be identified in Paragraph 3.14(f) of the Disclosure Schedule:

                 (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                 (iii) to the knowledge of BSI and its Subsidiaries, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) to the Knowledge of BSI and its Subsidiaries, no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                 (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                 (vi) the underlying item of Intellectual Property or Software is not subject to any outstanding injunction, judgment, order,
            decree,     ruling, or charge that would its use by Buyer as it is
            presently in the AMSG Business; and

                 (vii)  no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property and Software.

            (g) To the Knowledge of any of the Sellers, BSI and the Subsidiaries will not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights of third parties as a result of the continued operation of the AMSG Business as presently conducted or the continued use of any Intellectual Property or Software as presently used in the AMSG Business.

            (h) The AMSG Software conforms in all material respects with the Functional Specifications.

            (i) BSI and its Subsidiaries either developed the AMSG Software internally or acquired the AMSG Software by (i) acquisition of the former developer of such software or (ii) valid assignments. From and after the date upon which BSI and its Subsidiaries acquired any individual item of AMSG Software, BSI and its Subsidiaries have developed all proprietary modifications, enhancements, new versions and derivative works relating to such AMSG Software (A) through the internal efforts of employees of BSI and its Subsidiaries or (B) through the use of independent contractors or other third parties, all of whom have assigned all rights in such modifications, enhancements, new versions and derivative works to BSI and its Subsidiaries.

      3.15. Contracts. Except as disclosed in Paragraph 3.15 of the Disclosure Schedule, the Contracts and Leases listed on Schedule 2.1 include all the contracts and other agreements relating to the AMSG Business to which any of BSI or its Subsidiaries is a party, except for the Excluded Assets.

             3.15.1 General. BSI has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 2.1 and Paragraph 3.15 of the Disclosure Schedule contains a written summary setting forth the terms and conditions of each oral agreement with any of the customers of the AMSG Business. Except as disclosed in Paragraph 3.15 of the Disclosure Schedule, with respect to each agreement listed in
      Schedule 2.1 or Paragraph 3.15 of the Disclosure Schedule: (A) there is no commitment, obligation or liability of the Sellers which does not appear on the face of such agreement; (B) the agreement is legal, valid, binding, enforceable, and in full force and effect; (C) subject to receiving necessary consents, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (D) to the Knowledge of the Sellers, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (E) no party has repudiated any provision of the agreement; and (F) all Documentation with respect to each such agreement with any Tier One Customer is in compliance in all material respects with the requirements thereof.

             3.15.2 Tier One Customers. The Customer Profile Summaries set forth in Paragraph 3.15 of the Disclosure Schedule together with the related Contracts contain all of the material terms, conditions, commitments and agreements of BSI and its Subsidiaries under or relating to the Contracts between BSI and its Subsidiaries and the Tier One Customers. The AMSG Software listed in Schedule 2.1(h) contains all of the Software and Documentation necessary as of the date hereof for the performance of all of the material terms, conditions, commitments and agreements of BSI and its Subsidiaries under or relating to the Contracts between BSI and its Subsidiaries and the Tier One Customers, except to the extent of any software development commitments set forth in Paragraph 3.15 of the Disclosure Schedule.

             3.15.3 Proposals. Paragraph 3.15.3 of the Disclosure Schedule sets forth all current and pending proposals to current or prospective customers of the AMSG Business, correct and complete copies of which have been provided to the Buyer. All such proposals have been entered into in good faith, in the Ordinary Course of Business and on terms that are fair and equitable to the AMSG Business in the good faith opinion of the Sellers.

      3.16. Notes and Accounts Receivable. All notes and accounts receivable of BSI and its Subsidiaries related to the AMSG Business are reflected properly on its books and records in accordance with GAAP, are valid receivables, arose from bona fide transactions in the Ordinary Course of Business, subject to no setoffs or counterclaims except as recorded as a Liability and except as reflected as net of allowance for bad debts or reserve therefor on the face of the 1995 Financial Statements (rather than in any notes thereto) as adjusted for the passage of time in accordance with GAAP and past practice and custom of the Sellers.

      3.17. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Sellers in respect of the Acquired Assets, Assumed Liabilities or the AMSG Business.

      3.18. Insurance and Risk Management. BSI and its Subsidiaries have in effect insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) which provide adequate coverage for all normal risks incident to their assets, properties and business operations, are in character and amount substantially similar to that carried by Persons engaged in a business subject to the same or similar risks, perils or hazards and are in compliance with the insurance requirements of the Contracts.

      3.19. Litigation. Except as disclosed in Paragraph 3.19 of the Disclosure Schedule, there are no judicial or administrative actions, claims, suits, proceedings or investigations pending or, to the best of the Sellers' Knowledge, threatened against any of the Sellers, that might result in any material adverse change in the condition (financial or otherwise), properties, assets, business or operations of BSI and its Subsidiaries or the Acquired Assets or which might materially interfere with the AMSG Business or any part of the business of BSI and its Subsidiaries as currently conducted, that arise out of or in connection with the conduct or operation of BSI and its Subsidiaries or that question the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no material judgments, orders, decrees, citations, fines or penalties heretofore assessed against BSI and its Subsidiaries currently affecting the Acquired Assets under any federal, state or local law.

      3.20. Employees. Except as contemplated by this Agreement, none of the Sellers has any notice that any executive, key employee, or group of employees has any plans to terminate employment with BSI or its Subsidiaries. Paragraph 3.20 of the Disclosure Statement sets forth a list of all the employment agreements, non-competition agreements and confidentiality agreements entered into by BSI or any of its Subsidiaries with employees currently engaged in the AMSG Business. BSI and its Subsidiaries have not experienced any labor disputes or work stoppage due to labor disagreements.
BSI and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not been and are not engaged in any unfair labor practice as defined in the National Labor Relations Act, as amended, the violation of which could have a material adverse effect on BSI and its Subsidiaries or their operations. There is no unfair labor practice charge or complaint against any of BSI and its Subsidiaries pending or threatened before the National Labor Relations Board. No grievance which might have an adverse affect on BSI and its Subsidiaries and their operations or prospects nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no pending claims therefore have been made. BSI and its Subsidiaries have no collective bargaining agreement or other agreement which restricts BSI or any of its Subsidiaries from relocating, closing or subcontracting any of its operations.

      3.21. Employee Benefits. The Sellers have made available to the Buyer copies of each Employee Benefit Plan relating to the AMSG Business that any of BSI and its Subsidiaries maintains or to which any of BSI and its Subsidiaries contributes relating to employees of BSI and its Subsidiaries and any other profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of current or former directors, officers, or employees.

      3.22. Environment, Health, and Safety.

            (a)  Except as disclosed in Paragraph 3.22 of the Disclosure
Schedule:

                 (i) BSI and its Subsidiaries are in compliance with all applicable Environmental Laws and Safety Laws the violation of which would have a material adverse effect on BSI and its Subsidiaries and their operations;

                 (ii) BSI and its Subsidiaries have obtained, and are in material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of BSI and its Subsidiaries in the manner now conducted the lack of which or the violation of which would have a material adverse effect on BSI and its Subsidiaries and its operations;

                 (iii) BSI and its Subsidiaries have filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits required for the continued conduct of the business of BSI and its Subsidiaries in the manner now conducted the lack of which would have a material adverse effect on BSI and its Subsidiaries and its operations;

                 (iv) none of BSI and its Subsidiaries has received within the past three years written notice indicating that BSI and its Subsidiaries, are: (a) in violation of any Environmental Law; (b) in violation of any Safety Laws; (c) responsible for the on-site or off-site storage or Release of any Chemical Substance; or, (d) liable for any Environmental Liabilities and Costs or Safety Liabilities and

            Costs which would have a material adverse effect on BSI and its Subsidiaries and its operations;

                 (v) the Sellers have no knowledge that any of BSI and its Subsidiaries will become subject to a matter identified in subsection (iv); and, to Sellers' Knowledge, no investigation or review with respect to such matters is pending or threatened, nor has any Authority or other third-party indicated by written notice to BSI or its Subsidiaries an intention to conduct the same;

                 (vi) No property presently leased, owned or operated by BSI and its Subsidiaries (and the area within that property) has been used by BSI and its Subsidiaries or by any other Person (including a prior owner or operator) for the storage or disposal of material quantities of Chemical Substances;

                 (vii) There are no off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which BSI or its Subsidiaries has, in the last year, disposed of or at which BSI or its Subsidiaries has, in the last year, disposed of Chemical Substances originating from BSI, its Subsidiaries, the Acquired Assets or the business of BSI and its Subsidiaries in amounts and of a type that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling; and

                 (viii) There are no underground storage tanks owned or operated at any time by BSI and its Subsidiaries and, to Sellers' Knowledge, no such tank is leaking or has leaked at any time in the past in a material manner during the period the tank was owned or operated by BSI and its Subsidiaries.

            (b) For purposes of this Section 3.22 only, all references to the "BSI" are intended to include any and all other entities to which BSI may be considered a successor under applicable Environmental Laws. The representations and warranties in this section are the only representations and warranties with respect to Environmental Laws or Environmental Liabilities and Costs, or Safety Laws or Safety Liabilities and Costs notwithstanding any other language in this Agreement of general applicability.

      3.23. Affiliated Transactions. Except as set forth in Paragraph 3.23 of the Disclosure Schedule or as set forth in the Financial Statements (including the notes thereto), none of BSI and its Subsidiaries is a party to or bound by any material contract, commitment or understanding with any of the stockholders of BSI or any of their Affiliates and none of the BSI's stockholders and their Affiliates (other than BSI and its Subsidiaries) owns any asset, tangible or intangible, which is used in the business of any of BSI and its Subsidiaries.

      3.24. Government Contracts. Except as set forth in Paragraph 3.24 of the Disclosure Schedule, none of BSI and its Subsidiaries has been and is not a party to any contract or arrangement with any federal, state or local government agency relating to the AMSG Business.

      3.25. No Illegal Payments, Etc. None of the officers, employees or agents of BSI and its Subsidiaries, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder any of BSI and its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which might subject any of BSI and its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have, individually or in the aggregate, a material adverse effect on any of BSI and its Subsidiaries or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose described in clause (a) hereof.

      3.26. Consents. Paragraph 3.26 of the Disclosure Schedule sets forth a true, correct and complete list of the identities of any Person whose consent or approval is required and the matter, agreement or contract to which such consent relates in connection with the transfer, assignment or conveyance by the Sellers of any of the Acquired Assets.

      3.27. Disclosures. The representations and warranties contained in this Section 3 (including the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
Section 3 not misleading.

      3.28. Fairness Opinion. The Sellers have received from Goldman, Sachs & Co. an opinion as to the fairness of the transaction as set forth in this Agreement which is in form satisfactory to the Board of Directors of BSI.

      3.29. Key Employees. The Sellers have reached binding agreements, contingent only upon consummation of the Closing, with each of Messrs. Spencer, Wojcieszak, Village, Scott and Sorrell which terminate their respective employment and non-competition agreements with BSI, provide for the settlement of all compensation, benefit and earn-out rights of such individuals and provide for the release any rights such individuals may have to bar the sale of the AMSG Business or any portion thereof.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.

      4.1. Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


      4.2. Authority for Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All corporate and other actions and proceedings to be taken by or on the part of the Buyer to authorize and permit the execution and delivery by it of this Agreement and the instruments required to be executed and delivered by it pursuant hereto, the performance of its obligations hereunder, and the consummation by it of the transactions contemplated herein, has been duly and properly taken. This Agreement has been duly executed and delivered by the Buyer and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms and conditions.

      4.3. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except for filings under the Hart-Scott-Rodino Act, which filings promptly after the date of this Agreement will be made.

      4.4. Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated for which Buyer agrees to indemnify Sellers from all such claims.

5. Covenants. Except as otherwise provided in Section 7, the Parties agree that prior to the Closing:

      5.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

      5.2. Hart-Scott-Rodino Act. Promptly after the date hereof, each of the Parties will file Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and will make any further filings pursuant thereto that may be necessary in connection therewith.

      5.3. Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and
Section 4 above. No disclosure by any Party pursuant to this Section 5.3, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentations, breach of warranty, or breach of covenant.

      5.4. Sellers' Covenants. The Sellers covenant and agree with the Buyer as follows:

            5.4.1. Operation of Business. Prior to the Closing, BSI will not (and will not cause or permit any of its Subsidiaries, including BancCorp, Heebink and TSI, to) engage in any practice, take any action, or enter into any transaction which affects the AMSG Business except in the Ordinary Course of Business. Without limiting the generality of the foregoing, BSI will (and will cause its Subsidiaries to) (i) use best reasonable efforts to keep available to Buyer the services of BSI and its Subsidiaries's present officers, employees, agents and independent contractors relating to the AMSG Business; (ii) use best reasonable efforts to preserve for the benefit of Buyer the goodwill of Sellers' customers, suppliers, landlords and others having business relations with it relating to the AMSG Business; or (iii) not otherwise engage in any practice, take any action, or enter into any transaction that would have a material adverse effect on the financial condition of BSI and its Subsidiaries taken as a whole.

          5.4.2. Preservation of Business. BSI will (and will cause each of its Subsidiaries to) (i) use best reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, and, (ii) keep, for a period of seven years after the Closing, all of its financial books and records through the Closing, including specifically the seven fiscal years ended December 31, 1995.

          5.4.3. Full Access. BSI will permit (and will cause each of its Subsidiaries to permit) representatives of the Buyer to have full access at all reasonable times, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the AMSG Business and cause their personnel to cooperate as reasonably necessary with the Buyer's tax and other representatives.

          5.4.4. Exclusivity. BSI will not (and BSI will not cause or permit any of its Subsidiaries to): (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of any of

      BancCorp, Heebink or TSI, or any substantial portion of the assets of any of the AMSG Business (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. BSI and its Subsidiaries will notify the Buyer promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          5.4.5.  Employee Matters.   Without creating any Liability which could
      become an obligation of the Buyer, the Sellers agree to (i) sever their relationship with all the employees utilized in the conduct of the AMSG Business immediately prior to Closing and to pay any and all Liabilities relating to their employment, including, without limitation any payments and benefits due such employees up to the Closing Date, including accrued salary, accrued vacation, wages, bonuses, sales commission, pension, retirement, savings, health, welfare and other benefits and severance payments, relocation or similar payments to such employees, (ii) provide to all such employees any notice (which notice shall be reasonably acceptable to Buyer) required under any law or regulations in respect of such termination including, without limitation COBRA, and (iii) release all such employees from any non-compete or confidentiality restraints which could affect their continued participation in the AMSG Business after the Closing.

          5.4.6. Reports. BSI agrees to provide Buyer with a copy of its 1995 Annual Report on Form 10-K as soon as it is filed with the Securities and Exchange Commission and, on or before April 19, 1996, a copy of the preliminary unaudited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of BSI and its Subsidiaries for the three months ended March 31, 1996.

          5.4.7. Certain Information. During the period between the date of this Agreement and the Closing, BSI will deliver to the Buyer, within one business day after entering into the same, a true and complete copy of
      (1) any Contract (including, without limitation, any proposal or license) that may reasonably be expected to involve payments in excess of $100,000 over the term of such Contract or the provision of services having a value in excess of $100,000 over the term of such Contract, or the termination of which may reasonably be expected to require payments in excess of $100,000; and (2) any Contract that involves non-standard payment terms (whether as to timing, amount or otherwise). BSI will also deliver to the Buyer, every second Monday, a detailed accounts receivable aging report showing the status of all accounts receivable of the AMSG Business as of the previous Friday in form and substance reasonably satisfactory to the Buyer and, in addition, BSI will promptly inform the Buyer of (i) any material new commitments or undertakings by the Sellers which alter the Customer Profile Summaries and (ii) any additions to
      Schedule 3.15.3. In addition, BSI will give the Buyer reasonable notice of any change to the Disclosure Schedule which it deems material. The Sellers will also provide the Buyer prior to the Closing a list of all the jurisdictions where the Sellers file federal, state, local and foreign income and sales Tax Returns or with respect to which an extension has been requested with respect to the Sellers.

          5.4.8. Royalty Payments. BSI and TSI agree that, if any claim is asserted at any time by any customer, including without limitation Bank of America California, against Buyer for royalties due on enhancements to the AMtrust Software provided prior to the Closing by such bank which are subsequently released to other customers or licensees, then BSI and TSI will dispose of such claim and will hold Buyer harmless against damages resulting therefrom.


      5.5. Buyer's Covenants. The Buyer covenants and agrees with Seller as follows:

            5.5.1. Employee Matters. The Buyer will offer employment at will to all the employees referred to in Section 5.4.5 who meet Buyer's customary employment policies and will pay sign-up bonuses in an aggregate amount of $1,000,000 to Messrs. Spencer, Wojcieszak, Village and Scott at the time they sign their respective employment agreements with the Buyer.

            5.5.2. Revenue Trailer. The Buyer agrees to pay to BSI a portion of any excess Technology Revenue which may be earned by the Buyer during the period from the Closing Date through December 31, 2000 as determined in accordance with Schedule 5.5.2.

            5.5.3. Full Access. The Buyer will permit representatives of the Sellers to have full access at all reasonable times to its personnel, records (including tax records) and documentation with respect to the operations of the AMSG Business prior to the Closing and will cause its personnel to cooperate as reasonably necessary with the Sellers' tax and other representatives.

            5.5.4. Assurances. The Buyer has adequate financial resources to meet all its obligations hereunder.

6.    Conditions to Obligation to Close.

      6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (a) Representations and Warranties. All representations and warranties in Section 3 hereof shall be true and correct in all material respects at the time of the Closing with the same effect as if made at that time, subject only to changes in the Ordinary Course of Business since the date of the AMSG Statement which in the aggregate do not result in a material adverse change in the results of operations or the financial condition of the AMSG Business; all of the terms, conditions and covenants of this Agreement to be complied with, satisfied and performed by the Sellers at or before the Closing shall have been complied with, satisfied and performed; and a certificate to the foregoing effect dated this Closing Date and signed by the Seller shall have been delivered to the Buyer.

            (b) No Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of the Buyer to own the Acquired Assets or to operate the AMSG Business as formerly operated by BSI and its Subsidiaries (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

            (c)  Antitrust Matters.   All applicable waiting periods (and any
      extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

            (d) Due Diligence. The Buyer shall have completed to its satisfaction its due diligence investigation of (i) BancCorp Contracts and Tier One Customer Contracts (including verification of the Customer Profile Summaries), (ii) Intellectual Property and AMSG Software of the Sellers and (iii) the AMSG Statement. Without limiting the generality of the foregoing, all Contracts delivered (or required to be delivered) to the Buyer pursuant to Section 5.4.7 shall be reasonably satisfactory to the Buyer in form and substance.

            (e) Additional Agreements. The relevant parties shall have entered into agreements in substantially the form and substance set forth in Exhibits D-1 through D-3 attached hereto and such agreements shall be in full force and effect.

            (f) Releases and Consents. The Sellers shall have obtained (i) releases of any Liens affecting the Acquired Assets, including, without limitation, the Lien held by NationsBank, N.A., and any other Liens referred to in Paragraph 3.5 of the Disclosure Schedule, (ii) written consents from the four Tier One Customers identified in Schedule 10.2 to the assignment by the applicable Seller to Buyer of such Seller's rights and obligations under their respective Contracts with such Seller and consents to such assignments, in form and substance satisfactory to Seller in its sole discretion, from not less than five of the nine other Tier One Customers identified in Schedule 10.2, (iii) releases from the holders of any incentive payment agreements, and (iv) consents from the Lessors to the assignments or subleases of the Leases identified in Schedule 2.1(b).

            (g) Employees. The employment relationship between the Sellers and the employees, as contemplated by Section 5.4.5, shall have been concluded on terms consistent with Section 5.4.5.

            (h) All Necessary Actions. All actions to be taken by BSI and its Subsidiaries in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents, including specifically those enumerated in Section 2.8, required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

            (i) Opinion. The Buyer shall have received from Robinson, Bradshaw & Hinson, PA, counsel to the Sellers, an opinion in the form and substance reasonably acceptable to the Buyer and its counsel, addressed to the Buyer, and dated as of the Closing Date.

The Buyer may waive any condition specified in this Section 6.1 if it executes a written notice so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

      6.2. Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (a) Representations and Warranties. The representations and warranties of the Buyer set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, subject only to changes in the Ordinary Course of Business since the date of this Agreement which in the aggregate do not materially adversely affect the Buyer; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Buyer at or before the Closing shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by the Buyer shall have been delivered to the Sellers;

            (b) Absence of Litigation. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (c) Antitrust Matters. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

            (d) Sublicense. The Buyer and BSI shall have entered into a Sublicense Agreement substantially in the form of Exhibit E hereto.

            (e) Other Agreements. The conditions in clauses (e) and (f) of Section 6.1 shall have been satisfied.

            (f)  Opinion.  The Sellers shall have received from Ropes &
      Gray, counsel to the Buyer an opinion in the form and substance reasonably acceptable to the Sellers and their counsel, addressed to the Sellers, and dated as of the Closing Date.

The Sellers may waive any condition specified in this Section 6.2 if they execute a written notice so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

      6.3. Satisfaction of Conditions. Without waiving any of their rights under the foregoing Sections 6.1 and 6.2 and in recognition of the fact that consummation of the transactions contemplated by this Agreement at the earliest date reasonably practicable is the desired goal of each of the Parties, the Parties agree that they will cooperate in good faith to seek and achieve mutually acceptable accommodations to any obstacles to the satisfaction of the conditions precedent enumerated in this Section 6, including, if necessary, the designation of a pledgeholder, nominee trust or other vehicle to hold any rights (other than those specified in Section 6.1(f)(ii)) which may not be transferable from the Sellers to the Buyer at the Closing. Notwithstanding the foregoing, each Party acknowledges that economic, business and legal interests of each other Party may reasonably require that it enforce any of its rights under Sections 6.1 or 6.2 or elsewhere in this Agreement.

7. Covenants after the Closing. In addition to the covenants in Sections 5.4.2, 5.4.3, 5.4.8 and 5.5 which remain in effect after the Closing, the Parties agree as follows with respect to this period following the Closing:

      7.1. Mutual Non-Solicitation of Employees. The Sellers and the Buyer mutually covenant and agree that, for a period of one year after the Closing, neither Party will directly or indirectly without the written consent of the other Party, recruit, offer employment, employ (including employment as a consultant), lure or entice away any of the individuals employed by the other Party in Charlotte, North Carolina, or otherwise to induce such individuals to leave the employ of the other Party.

      7.2. Non-Competition Agreements. The Sellers agree with the Buyer that on and after the Closing Date (i) each of the individuals who was an employee of the AMSG Business immediately prior to the Closing and who is thereafter offered employment by the Buyer in accordance with Section 5.5.1 hereof shall be, without further act of the Sellers, fully and forever released from the non-competition and confidentiality agreements which he or she had with any of the Sellers and (ii) that the Sellers will neither assert against any such individual any claim for damages or specific performance with respect to such agreements nor assert any claim for damages or interference against the Buyer or its Affiliates as a result of employing any such individual. The Sellers hereby assign to the Buyer all non-compete and confidentiality agreements still in effect which they have with former employees of the AMSG Business to the extent permitted by such agreements.

      7.3. Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information of the other Parties, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Party to which it relates or destroy, at the request and option of such Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information of any other Party, such Party will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose Confidential Information of any other Party, to any tribunal or else stand liable for contempt, such Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its best efforts to obtain, at the request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate.

      Notwithstanding the foregoing, BSI and its Subsidiaries may, after the Closing, utilize in their continuing business operations any Confidential Information relating to the AMSG Business which was in its possession prior to the Closing.

8.    Indemnification.

      8.1. Survival of Representations and Warranties. All of the representations and warranties of the Sellers and the Buyers contained herein or in any document, certificate or other instrument required to be delivered hereunder shall survive the Closing and continue in full force and effect, subject to Section 8.5(b) and to any applicable statutes of limitations. All covenants and indemnities of any Party in this Agreement or in any document or certificate delivered hereunder shall, unless otherwise specifically provided therein, remain in full force and effect forever. The rights of indemnification set forth in this Section 8 are the exclusive remedy of any of the Parties with respect to any of the matters within the scope of this Section 8.

      8.2. Indemnity by the Sellers. The Sellers hereby agree to indemnify, defend and hold harmless Buyer and its directors, officers and Affiliates against and in respect of all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs or amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated or otherwise existing in respect of any matter (a "Loss" or collectively, the "Losses") that results from:

            (a) the breach of any representation, warranty or covenant made by the Sellers herein, or resulting from any misrepresentation or breach of warranty or from any misrepresentation in or omission from any Schedule or certificate required to be furnished by Sellers hereunder; and

            (b) any Liability of the Sellers which is not an Assumed Liability (including any Liability of the Sellers that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

      8.3. Indemnity by Buyer. Buyer hereby agrees to indemnify, defend and hold harmless Sellers and their respective directors, officers and Affiliates against and in respect of all Losses arising out of any claim, complaint, demand, cause of action, audit, investigation, hearing, action, suit or other proceeding asserted or initiated in respect of any matter that results from the inaccuracy of any representation or warranty made by Buyer herein, or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant of Buyer, including Buyer's agreement to assume certain Liabilities of BSI and its Subsidiaries pursuant to Section 2.3 of this Agreement, contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Buyer hereunder.

      8.4.  Matters Involving Third Parties.

            (a)  If any third party shall notify any Party (the
      "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any

      Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses within the scope of Section 8.2(a) or (b) or Section 8.3, respectively, the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not involve an injunction or other equitable relief which, in the reasonable opinion of the Indemnified Party, materially affects its business and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

            (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above,
      (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder.

            (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (provided that the Indemnified Party shall consult with and obtain the consent (which shall not be unreasonably withheld), of any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section
      8. In the event the Indemnified Party assumes control of the defense of any Third Party claim as herein provided, the Indemnifying Party may nevertheless retain separate counsel at its sole cost and expense to participate in the defense thereof and to consult with counsel for the Indemnified Party with respect to conduct of the defense and to considerations relating to entry of judgment or settlement.

            (e) In the event of a Third Party Claim arises out of a breach of warranty or contract claim against the Sellers with respect to any Contract assumed by the Buyer under the Agreement and the Sellers elect to resolve such claim by providing remedial services, then at the request of the Sellers the Buyer agrees to provide the services requested on its usual and customary terms and conditions, at the Sellers' sole expense.


      8.5.  Limitations on Indemnification.

            (e) Monetary Limits. Except with respect to (i) Losses arising out of representations or warranties contained in Section 3.14 or any Schedule referred to in such Section, (ii) Losses arising out of Excluded Liabilities, (iii) Losses of the type referred to in Section 8.4(e), and (iv) Losses based upon fraud or which arise out of or are attributable to acts or omissions taken or made prior to the Closing in connection with the AMSG Business that constitutes willful misconduct or malfeasance, gross negligence or criminal conduct, the Sellers as Indemnifying Parties shall have no obligations to indemnify the Buyer in respect of any Loss of a type identified in Sections 8.2 and 8.4 incurred by the Buyer unless the aggregate cumulative total of all such Losses exceeds $250,000, whereupon the Buyer shall be entitled to indemnification for each additional amount of such Losses described above; provided, that the Sellers' indemnity obligations under this
      Section 8.5 shall be joint and several; and provided, further, that in no event shall the aggregate indemnity obligation of the Sellers exceed the Purchase Price. With respect to claims referred to in clauses (i), (ii) and (iii) of this Section 8.5(a), the $250,000 cumulative deductible shall not apply.

            The Buyer as Indemnifying Party shall have no obligation to indemnify the Sellers in respect of any Loss of a type identified in Sections 8.3 and 8.4 incurred by the Sellers unless the aggregate cumulative total of all such Losses exceeds $250,000, whereupon the Sellers shall be entitled to indemnification for each additional amount of such Losses. With respect to claims arising from Assumed Liabilities, the $250,000 cumulative deductible shall not apply.

            (b) Time Limitation. Except for claims asserted by the Buyer for Losses related to unpaid Taxes of the Sellers or their predecessors and Losses referred to in clause (i) of Section 8.5(a), no claim may be made or suit instituted under any provision of this Section 8 following the second anniversary of the Closing Date.

9.    Termination.

      9.1. Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event the Sellers have breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1996, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

            (c) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, BSI and its Subsidiaries has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1996, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from BSI and its Subsidiaries itself breaching any representation, warranty, or covenant contained in this Agreement).

      9.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for obligations under Section 7.3) and any Liability of any Party then in breach.

10.  Definitions.

     "Acquired Assets" shall have the meaning set forth in Section 2.1.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     "Agreement" means this Agreement, including all Schedules and Exhibits, as the same may be amended from to time to time.

     "AMSG Business" means the licensing of AMSG Software to users (in the trust and investment markets) and the provision to such users of services related to the AMSG Software, including installation, conversion, consulting, product integration, customization, maintenance and enhancements, support and the operation of the AMSG Software in a service bureau environment.

     "AMSG Statement" means the schedule of assets and liabilities of the AMSG Business as a separate division (as distinct from the consolidated figures for BSI and its Subsidiaries as a whole) as of March 31, 1996 prepared by the Sellers, together with detailed itemization and appropriate aging of the accounts receivable listed. Such schedule does not reflect shared assets or related Liabilities.

     "AMSG Software" means the TrustProcessor Software, the AMtrust Software and the Asset Manager Software.

     "AMtrust Software" means the AMtrust base system developed by TSI, including each subsystem and part thereof, and all proprietary subsequent enhancements, modifications and improvements thereto, up to and including version 9.0 or the latest version, including without limitation all related Documentation, whether in source code, object code or human readable form, as further described in Schedule 10.3.

     "Asset Manager Software" means the suite of client/server products developed by BSI, designed to run on workstations either in connection with the Amtrust Software, AMpreferred or in a stand alone environment, including each subsystem and part thereof, and all proprietary enhancements, modifications and improvements through the most recent version available, including all related Documentation and materials, whether in source code, object code or human readable form, as further described in Schedule 10.4.

     "Assumed Liabilities" shall have the meaning in Section 2.3.

     "Buyer" has the meaning set forth in the preamble above.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Chemical Substance" means any chemical substance, including but not limited to any: (i) pollutant, contaminant, irritant, chemical, raw material, intermediate, product, by-product, slag, construction debris; (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction thereof; (iv) asbestos or asbestos-containing material; (v) polychlorinated biphenyl; (vi) chlorofluoracarbons; and, (vii) any other substance, material or waste, which is regulated under any Environmental Law or Safety Law, as now and hereinafter in effect, or other comparable laws.

     "Closing" has the meaning set forth in Section 2.7.

     "Closing AMSG Statement" means a schedule of the assets and liabilities of the AMSG Business as of the close of business on the day immediately preceding the Closing Date, prepared on a basis consistent with the AMSG Statement.

     "Closing Date" has the meaning set forth in Section 2.7.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any and all information concerning the businesses and affairs of any of the Parties that is not already generally or readily obtainable by the public, including without limitation all such information contained in the Disclosure Schedule or otherwise disclosed in connection with this Agreement. "Confidential Information" shall not include information that is or becomes publicly known or is otherwise lawfully acquired by any Party through no breach of this Agreement or which any Party had in its possession prior to its disclosure by another Party.

     "Contracts" has the meaning set forth in Section 2.1.1(f).

     "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

     "Copyrights" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

     "Customer Profile Summary" means summaries of the contractual arrangements with each of the fifteen (15) Tier One Customers which are incorporated in Paragraph 3.15 of the Disclosure Schedule.

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section 3.

     "Documentation" means all written, graphic and electronic materials currently in BSI and its Subsidiaries' possession that describe the structure, function or use of the AMSG Software, including all specifications, system documentation and user manuals.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan,
(b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environment" means real property and any improvements thereon, and also includes, but is not limited to, ambient air, surface water, drinking water, groundwater, land surface, subsurface strata and water body sediments.

     "Environmental Laws" mean any federal, state, local and foreign law, regulation or legal requirement relating to pollution, or protection or cleanup of the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, and any other law or legal requirement, as now in effect (including rules, regulations, codes, plans, injunctions, judgments, order, decrees, rulings and charges thereunder), relating to: (a) the Release, containment, removal, remediation, response, cleanup or abatement of any sort of any Chemical Substance; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use, treatment, handling, storage, recycling, disposal or transportation of any Chemical Substance; (c) exposure of persons, including employees, to any Chemical Substance; or, (d) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos-containing materials, polychlorinated biphenyls or any other Chemical Substance.

     "Environmental Liabilities and Costs" means all Losses incurred: (i) that are required by a governmental agency or third party in order to comply with any Environmental Law; (ii) that are required by a governmental agency or third party as a result of a Release of any Chemical Substance; or, (iii) that are required by a governmental agency or third party as a result of any environmental conditions present at, created by or arising out of the past or present operations of Sellers through the Closing Date or of any prior owner or operator of a facility or site at which Sellers now operate or have previously operated.

     "Environmental Permit" means any Permit or authorization from any governmental authority required under, issued pursuant to, or authorized by any Environmental Law.

     "Excluded Assets" has the meaning set forth in Section 2.2 below.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Federated Agreement" means the Agreement, dated as of June 1, 1994, among BancCorp, Federated Administrative Services, Inc., Federated Administrative Services and Federated Securities Corp.

     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     "Functional Specifications" means the functional specifications with respect to the AMSG Software set forth in the most current version of the user documentation, either written or on line, including all materials outlined in
Schedule 10.1.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" has the meaning set forth in Section 3.9.

     "Indemnified Party" has the meaning set forth in Section 8.4.

     "Indemnifying Party" has the meaning set forth in Section 8.4.

     "Intellectual Property" means Patent Rights, Copyrights, Trademarks, Trade Secrets and proprietary information.

     "Knowledge" means as to any Party actual knowledge of the executive officers of such Party after reasonable investigation and, with respect to
Section 3.12, the individual with primary responsibility for tax matters.

     "Leases" has the meaning set forth in Section 2.1.1(b).

     "Liability" means any Liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

     "Lien" means any mortgage, pledge, lien, charge, claim, equity, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due or to the extent the taxpayer is contesting in good faith through appropriate proceedings, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the business of BSI and its Subsidiaries as currently conducted,
(iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

     "Loss" or "Losses" has the meaning set forth in Section 8.2.

     "New Premises" has the meaning set forth in Section 2.1.1(b).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preamble above.

     "Patent Rights" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2.5.

     "Release" means any actual, threatened or alleged spilling, leaking, pumping, pouring, emitting, dispersing, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Chemical Substance into the Environment that may cause an Environmental Liability and

Cost (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing any Chemical Substance).

     "Safety Laws" means any federal, state, local and foreign law, regulation or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now in effect relating to (a) exposure of employees to any Chemical Substance or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, use, storage, disposal, cleanup or removal of any Chemical Substance.

     "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of BSI and its Subsidiaries through the Closing Date.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Software" means computer software programs and software systems (other than the AMSG Software and the Excluded Assets), used in the AMSG Business as presently conducted.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Tier One Customers" means the institutions listed in Schedule 10.

     "Trademarks" means United States and foreign trademarks, service marks, trade dress, trade names and logos, whether registered or unregistered, and pending applications to register the foregoing, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

     "Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulas, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

     "TrustProcessor Software" means the current version of the trust accounting software system owned by BancCorp known as "TrustProcessor", including each subsystem and part thereof, and all proprietary enhancements, modifications and improvements through the most recent version available, and all related Documentation, whether in source code, object code or human readable form, as further described in Schedule 10.5.


11.  Miscellaneous.

     11.1. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith, based on the opinion of its counsel, is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     11.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for the release and discharge in Section 7.2 which is intended to benefit the identified AMSG employees.

     11.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party and any such attempted assignment shall be null and void; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, provided that such assignment shall not release the Buyer from its obligations.

     11.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) when sent by overnight delivery and (iii) when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

     If to the Sellers:

         Broadway & Seymour, Inc.
         128 South Tryon Street
         Charlotte, North Carolina  28202
         Attention: General Counsel
         Telecopy:  (704) 344-3542

     Copy to:

         Robinson, Bradshaw & Hinson, PA
         One Independence Center
         101 North Tryon Street, Suite 1900
         Charlotte, North Carolina  28246-1900
         Attention: Robert Bryan, Esq.
         Telecopy:  (704) 378-4000

     If to the Buyer:

         Fidelity Investments Institutional Services Company, Inc. Fidelity Systems Company
         82 Devonshire Street
         Boston, MA  02109
         Attention: Jay Freedman
         Telecopy:  (617) 476-0932

     Copy to:

         Ropes & Gray
         One International Place
         Boston, MA  02110
         Attention: John A. Ritsher
         Telecopy:  (617) 951-7050

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     11.8. Further Assurances; Consents. From time to time, at the Buyer's request and without further consideration, the Sellers will execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions, or cause such other actions to be taken, as the Buyer may reasonably deem necessary or desirable more effectively to convey and transfer to, and vest in, the Buyer the property to be transferred hereunder and to effectuate the purposes of this Agreement. To the extent that any transfers contemplated by this Agreement shall not have been consummated on or prior to the closing date, the parties shall cooperate to effect such transfers as promptly following the closing date as shall be practicable. Nothing herein or in any deeds, endorsements, assignments, or other instruments of conveyance executed hereunder shall be deemed to require the transfer of any assets or the assumption of any liabilities which by their terms or operation of law cannot be transferred or assumed without necessary consents or approvals; provided, however, that the Sellers and Buyer shall cooperate to seek to obtain any such consents or approvals necessary for the transfer and assumption contemplated by this Agreement. In the event that any such transfer of assets or liabilities has not been consummated by the closing date, Sellers shall thereafter hold such asset in trust for the use and benefit of the Buyer (at the expense of the Buyer) or retain such liability for the account of the Buyer, such that, insofar as reasonably possible, the Parties shall be placed in the same position as would have existed had such asset or liability been transferred or assumed on the closing date as contemplated hereby. Neither party shall be liable to the other party for any delay in making any transfer contemplated by this Agreement or any failure to obtain any consent or approval required in connection with any such transfer (or the termination of any contract, permit, or lease as a result of such failure), provided that such delay, failure or termination was not the result of gross negligence or willful misconduct by the party causing such result.

        11.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

        11.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

        11.11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.12. Expenses. Unless otherwise expressly provided herein, each of the Buyer and the Sellers will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

        11.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity sufficient to provide reasonable notice of the matter being disclosed. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        11.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        11.15. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

                                     *****

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.



                              FIDELITY INVESTMENTS INSTITUTIONAL SERVICES
                              COMPANY, INC.



                              By: _________________________________________
                              Title:  President



                              BROADWAY & SEYMOUR, INC.



                              By: __________________________________________
                              Title:  President



                              BANCCORP SYSTEMS, INC.



                              By: __________________________________________
                              Title:  Vice President



                              HEEBINK GROUP, INCORPORATED



                              By: __________________________________________
                              Title:  Vice President



                              NATIONAL SYSTEMS GROUP, INC.



                              By: __________________________________________
                              Title:  Vice President